THIS CONTRACT is effective as of July 1, 2010 ("Effective Date"), and is by and between Kogeto LLC, a New York registered limited liability company with principal offices located at 154 Grand Street, New York, NY 10013 ("Kogeto"); and Teachscape, Incorporated, a Delaware corporation organized and existing under the laws of the State of Delaware, with principal offices located at 71 Stevenson Street, Fifth Floor, San Francisco, CA 94103 ("Teachscape").

WHEREAS, Kogeto owns and controls the design of panoramic video capture hardware known and referred to herein as panoramic video rig "PVR" units for use in various commercial markets, including the education market and elsewhere;

WHEREAS, Jeffrey Glasse, a principal of Kogeto, was an employee of Teachscape and of Educational Standards and Certifications, Inc. ("EAC", now Teachscape) and executed certain documents during his employment as set forth in Attachment D,

WHEREAS, Teachscape owns and controls viewer software which functions together with Kogeto PVR units to allow the processing, storing and displaying of panoramic video data captured by the PVR units on computer devices,

WHEREAS, Kogeto has unique expertise and tools that are relevant to the design, development, and manufacture of PVR units, as well as integration of this hardware with Teachscape capture software,

WHEREAS, Kogeto and Teachscape agree that it is mutually beneficial for them to establish a contract relationship allowing Teachscape to purchase Kogeto branded PVR units on an exclusive basis from Kogeto for use and resale in the Educational Services Sector,

WHEREAS, Kogeto may desire to sell PVR units to its customers outside of the Educational Services Sector together with or without a license to use Teachscape Viewer Software;

NOW THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties hereby agree as follows:

1. <u>Definitions:</u>

1.1 "Contract" will mean this written document and any attachments that make up the entire expression between the parties of their intentions toward each other, and their rights, responsibilities, and obligations relative to the subject matter hereof and incorporated herein. Any conflict in interpretation of the terms and conditions of the documents making up the entire Contract, as incorporated by reference, will be determined through the Order of Precedence of Documents appearing at Section 2 hereof.

1.2 "Statement of Work" ("SOW") will mean, the activities and services specifically identified in Attachment A, the results of which are also "Works", to be provided; when they are estimated to occur or be received by Teachscape; the location of performance of such activities; when and how associated approval or acceptance by Teachscape is to take place; what each of the parties to this Contract is responsible to perform; and how each of the parties will perform, incorporating any or all of the above details. Teachscape and Kogeto each acknowledge that the Activity and Due Dates referenced in Attachment A are firm commitments that can only change with the written concurrence of the Teachscape Chief Financial Officer. Teachscape and Kogeto agree to work together

diligently and in good faith to reach agreement on the substance of any SOW revisions, which may be proposed, amended, or replaced from time-to-time.

1.3 "Intellectual Property" will mean (i) designs, drawings, product specifications, or ideas; (ii), copyrights and copyright applications, including any renewals, in either the United States or any other country; (iii) trade secrets or any data or information which provides value or a competitive advantage to its holder by not being publicly known; and (iv) patents, patent applications, continuations, divisionals, reexaminations, reissues, continuations-in-part, and foreign equivalents of the foregoing, in the United States or any other country.

1.4 "Teachscape Program Manager" will mean the person identified in writing to Kogeto as the person responsible for monitoring and controlling Kogeto's performance under this Contract.

1.5 "Educational Services Sector" will mean those domestic and international public or private entities whose primary focus is the delivery of education services including pre-Kindergarten through grade 16 and any post-secondary education programs of any kind. "Educational Services Sector" does not apply to any entity whose primary mission is not education.

1.6 "Software" will mean any set of programming code whether in source code format or machine code format.

1.7 "Teachscape Viewer Software" will mean software developed by Teachscape in machine code format which functions together with PVR units to allow the capturing, compressing, uploading, storing, downloading, displaying and audio normalizing of panoramic video data captured by the PVR units on computer devices. The Teachscape Viewer Software does not include software in source code format. In one form, the Teachscape Viewer Software is a software component of "Teachscape Educational Application Software" which is software in machine code and source code formats allowing user interaction with the panoramic video data captured by the Teachscape Viewer Software. Core functionality contained within Teachscape Viewer Software is outlined in Attachment C.

2. **[INTENTIONALLY LEFT BLANK.]**

3. **Kogeto Responsibilities:**

3.1 Kogeto shall provide the people, facilities, and material to procure, manufacture, assemble, integrate, test, and deliver completed PVR units on the delivery schedule specified by Teachscape as more particularly set forth in Attachment A. Effective December 1, 2010, Kogeto agrees to fulfill any orders of any size (subject to the provisions of Section 8.1) for Teachscape customers within thirty (30) days. Each PVR unit and Dedicated Capture Station (as defined in Section 7.1) sold shall carry a 12 month parts, workmanship, and compliance with specifications warranty. All shipments shall be made on a F.O.B. Destination basis, with Kogeto bearing the risk of loss during transit and delivery. Title shall transfer to the customer upon receipt of the shipped PVR unit(s) at the location specified by Teachscape. Further, Kogeto shall concurrently build and manage at its own expense an inventory of completed PVR units sufficient to permit delivery to Teachscape customers within thirty (30) days of receipt of order from Teachscape. Lastly, Kogeto shall develop, and negotiate in good faith with Teachscape to enter into, a Service Level Agreement by no later than October 15, 2010. The Service Level Agreement will govern: (a) repair and/or replacement of PVR units, Dedicated Capture Stations and/or components thereof

3.7 Kogeto shall perform all services, including contract manufacturing services, to at least the ISO9001-2001 quality level, including the creation, retention, and protection of manufacturing records. To the extent that the PVR unit is classified as an FCC or Underwriter's Lab jurisdictional device, the PVR unit shall be built in accordance with such FCC or UL standards, as applicable

3.8 Kogeto shall organize and perform the work in such a way as to prevent the valuable trade secrets of each company, including design and performance details, from being revealed, discussed, or summarized in any form or media to any third parties not expressly approved by both parties in writing. To this end, Section 9 (Confidentiality) and Section 10 (Ownership) are each material elements of this Contract.

4. __Term:__ This Contract shall commence on July 1, 2010 and shall terminate on June 30, 2020, unless terminated earlier under the provisions of Section 17 below, or extended by the mutual written agreement of the parties.

5. __**Teachscape Responsibilities:**__

5.1 Teachscape agrees to make promptly available to Kogeto a designated Teachscape Program Manager knowledgeable about the contract and requirements, for the purpose of answering Kogeto questions and coordinating the efforts of both parties.

5.2 Teachscape agrees to cooperate with Kogeto to ensure that Teachscape's Viewer Software is designed and developed in a manner that is operative with and utilizes the quality of video and audio output provided by panoramic video equipment of the Kogeto PVR units to be purchased by Teachscape (and/or sold into markets other than the Educational Services Sector). Teachscape agrees to share (subject to the Confidentiality provisions of this Agreement) with Kogeto accurate information regarding the Teachscape Viewer Software to enable Kogeto to exploit opportunities to sell its PVR units outside of the Educational Services Sector. Toward this end, Teachscape will provide software documentation, not including any source code, and engineering cooperation to facilitate the interoperation of the Teachscape Viewer Software with the PVR units to be purchased by Teachscape. For Kogeto PVR units not purchased by Teachscape, Teachscape will also provide engineering support (i) to remove metadata functionality in the Teachscape Viewer Software that is unique to Teachscape's requirements, and replace it with a simple tag field functionality, (ii) to change upload code of the Teachscape Viewer Software so that the upload code will point to a server designated by Kogeto, (iii) to revise the Teachscape Viewer Software to work outside of the Teachscape Educational Application Software, and (iv) to remove all Teachscape branding and replace it with Kogeto branding, all in connection with the utilization by Kogeto of the license granted to Kogeto pursuant to Section 10.2 below. In the event that the cost for this engineering support exceeds $10,000 Teachscape and Kogeto agree to work out a commercially reasonable work plan, for which Kogeto will pay Teachscape for this engineering support.

5.3 Teachscape will designate in writing a person to act as Teachscape's representative with respect to the deliverables expected of Kogeto under this Contract; and such person shall have complete authority to transmit instructions, receive information, and communicate and define Teachscape's policies and directions with respect to the services to be provided under this Contract.

5.4 Teachscape exclusively shall be responsible for the sales and marketing of Kogeto PVR units within the Educational Services Sector, including but not limited to creating and/or acquiring any and all software or

within a commercially reasonable time; and (b) the terms under which any loaner PVR Units, Dedicated Capture Stations and/or components thereof are to be provided. Until the parties agree on the terms of the Service Level Agreement, and in the event that the parties are unable to reach an agreement on the terms of the Service Level Agreement by October 15, 2010, Kogeto shall maintain a PVR repair facility, whereby field returns are authorized for return for a period of at least 12 months following the last sale of PVR units during the term of the Contract.

3.2 Kogeto shall provide engineering and design consultation to permit Teachscape to verify software integration with PVR unit hardware at the Kogeto manufacturing site or any other mutually agreed location in the field.

3.3 Kogeto shall provide customer support to Teachscape customers for a period of ninety (90) days following delivery. In the event that on-site training of customers in the proper use and care of PVR units is required, Kogeto shall perform one such training session for each customer for a flat-rate fee of $1,500.00 per day, including expenses (travel, subsistence, parts, materials, tools, etc.).

3.4 Kogeto represents (i) that until at least June 30, 2011, Kogeto will provide PVR unit design and manufacturing services in the Educational Services Sector on an exclusive basis to Teachscape, and (ii) during the term of this Contract, Kogeto, for so long as Kogeto has not terminated this Contract as a result of material breach of this Contract by Teachscape, will not directly or indirectly solicit or accept contracts in the domestic U.S or International Educational Services Sector for the provision of any educational software product, PVR units and/or derivatives thereof.

3.5 Kogeto shall demonstrate reasonable progress against specified milestones as described in the SOW and proposal, as applicable. Towards this end, Kogeto shall appoint Jeffrey Glasse as the initial Program Manager and official representative of Kogeto in all matters related to the project. The Program Manager may not be changed without Teachscape's reasonable prior approval.

3.6 Kogeto agrees that it will hire a contract manufacturer to perform the manufacturing services described herein. Kogeto shall closely control and supervise the work of the contract manufacturer so as to assure scheduled deliveries and progress against all milestones. The selection of the contract manufacturer shall not be made without the consultation and approval of Teachscape. In the event that Kogeto or the contract manufacturer is unable to meet the deliverables schedule as outlined in attachment A, or is chronically late in attempting to do so, or suffers a material quality system issue affecting product quality and acceptability, or if the contract manufacturer is not being timely paid by Kogeto, then Teachscape may invoke march-in rights of control to take over the manufacturing relationship to restore orderly production of PVRs with respect to then affected outstanding orders (the "march-in right"). Such march-in rights may not be exercised unless (a) Teachscape furnishes Kogeto with written notice, describing the reasons therefor in reasonable detail, at least seven (7) days prior to march-in and (b) Kogeto has not cured the subject deficiency to Teachscape's good faith reasonable satisfaction prior to the expiration of such period. In the event that Teachscape is compelled to exercise its march-in rights, Teachscape shall not be obligated to pay Kogeto with respect to the then outstanding orders, and instead shall pay the contract manufacturer directly with respect to the then outstanding orders, and in addition to any other rights and remedies provided under the Contract, Kogeto shall return to Teachscape all funds paid to Kogeto with respect to the then outstanding orders to the extent those funds were not used to pay the contract manufacturer with respect to the then outstanding orders. Teachscape acknowledges that it may only exercise the march-in rights set forth in the Contract if it is also contractually obligated to purchase PVR units only from Kogeto per Section 11.3(B). Once the subject deficiency is cured, the then exercised march-in right shall expire.

KM

hardware licenses that may be necessary for Teachscape customers' full enjoyment of integrated Teachscape software/PVR unit capabilities.

5.5 In order not to unduly delay the planned effort under this Contract, Teachscape shall promptly review, comment, and approve technical documentation relating to either PVR unit production results, including but not limited to test plans, test procedures, and test results.

5.6 Teachscape shall organize and perform its work in such a way as to prevent the valuable trade secrets of Kogeto, including design and performance details, from being revealed, discussed, or summarized in any form or media to any third parties not expressly approved by Kogeto in writing. To this end, Section 9 (Confidentiality) and Section 10 (Ownership) are each material elements of this Contract.

5.7 Teachscape will designate an engineering lead to address any integration issues with Kogeto hardware in a timely fashion.

6. Change Orders/Amendments:

6.1 Either party may propose changes to specifications or other terms contained herein. Any change, amendment or waiver to this Contract must be in a writing signed by both parties to be effective. Unless authorized by the Teachscape Program Manager, performance by Kogeto without written contractual direction is at its own risk.

7. Price:

7.1 For orders placed during the first year of this Contract (July 1, 2010 – July 1, 2011), the total fixed price for PVR units, including carrying cases, shall not exceed three thousand one hundred fifty dollars ($3,150.00 USD) for the first 300 PVR units ordered by Teachscape, and shall not exceed three thousand dollars ($3,000.00 USD) per PVR unit for all PVR units ordered after the initial 300, exclusive of necessary laptop and/or laptop accessories (the "Contract Cost Limitation"). Laptop computers preconfigured for use with the PVR units and having the Teachscape Viewer Software preinstalled ("Dedicated Capture Stations") shall also be available for purchase from Kogeto at Teachscape's sole option. The Dedicated Capture Systems are priced as follows: $1,400 for the first 100 ordered in a calendar month, $1,375 for the 101st through 500th ordered in a calendar month, and $1,350 for each Dedicated Capture System after the first 500 ordered in a calendar month. Teachscape and Kogeto agree to renegotiate the terms of purchase for the PVR units and the Dedicated Capture Stations annually.

7.2 In the event Kogeto offers PVR units or its equivalent for less than $3000.00 each to any other foreign or domestic customer, Kogeto shall revise its Teachscape contract price for the then purchased PRV units accordingly for the balance of the term, or any extensions thereto.

8. Payment:

8.1 In consideration of the work performed hereunder by Kogeto pursuant to the specifications described in the SOW, Teachscape agrees to pay Kogeto thirty (30) days after receipt and acceptance by Teachscape of an invoice from Kogeto, which may be submitted via mail or electronically. Invoices paid after 30 days will be subject

to a 5% late fee on the unpaid amount. Invoices paid after 60 days will be subject to a 7.5% late fee on the unpaid amount. Kogeto may invoice Teachscape for the provision of PVR units immediately upon shipment of an order based on a request to ship from Teachscape, which request to ship shall include evidence of a signed contract or purchase order from a Teachscape customer. The request to ship shall include the quantity of PVR units ordered and shall also include any ancillary services requested by the customer to the extent Kogeto has agreed to provide such services pursuant to this Contract. Kogeto will cooperate fully with Teachscape to resolve any questions about invoice details consistent with Subsection 8.3 below.

Notwithstanding the immediately preceding paragraph to the contrary, for the first 200 PVR units ordered by Teachscape, Teachscape will prepay $1,800 per unit at the time of the order(s). The maximum cumulative amount of prepayment(s) shall not exceed $360,000. The prepayment will be to either the contract manufacturer or an escrow account established for the benefit of the contract manufacturer. Kogeto will invoice Teachscape as noted above but Kogeto will not receive any additional payments with respect to the first 200 units until the first 120 units have been delivered to customers ($360,000 / $3,000 per unit is equal to 120 units). After the first 120 units have been delivered, Kogeto will receive payment per the 30 day invoice terms as noted above.

In addition, Teachscape and Kogeto agree to the following PVR unit order limitations and any optionally ordered Dedicated Capture Stations:

(i) During the month of October, 2010 Teachscape may order no more than 250 PVR units on these terms. If Teachscape wishes to order more than a cumulative total of 250 PVR units in October 2010, Teachscape must agree to pay Kogeto within 15 days of invoicing. Kogeto may only invoice upon shipment.

(ii) During the month of November, 2010, Teachscape may order no more than 250 PVR units on these terms. If Teachscape wishes to order more than a cumulative total of 250 PVR units in November, 2010, Teachscape must agree to pay Kogeto within 15 days of invoicing. Kogeto may only invoice upon shipment.

(iii) During the month of December, 2010 Teachscape may order no more than 350 PVR units on these terms. If Teachscape wishes to order more than a cumulative total of 350 PVR units in December, 2010, Teachscape must agree to pay Kogeto within 15 days of invoicing. Kogeto may only invoice upon shipment.

(iv) During the month of January, 2011 Teachscape may order no more than 350 PVR units on these terms. If Teachscape wishes to order more than a cumulative total of 350 PVR units in January, 2011, Teachscape must agree to pay Kogeto within 15 days of invoicing. Kogeto may only invoice upon shipment.

(v) During the months of February through June of 2011, Teachscape may only order 500 PVR units per month on these terms. If Teachscape wishes to order more than a cumulative total of 500 PVR units per month during the months of February through June of 2011, Teachscape must agree to pay Kogeto within 15 days of invoicing. Kogeto may only invoice upon shipment.

(vi) If Teachscape gives Kogeto written notice that the monthly caps set forth above need to be raised Kogeto agrees to raise the monthly cap accordingly, up to a maximum of 200% above the then applicable cap, provided that Teachscape's written notice occurs 90 days before the month when the increased orders are to be placed. For the avoidance of doubt, the maximum number of PVR units in a given month under this section would be: 750 PVR units during the months of October and November, 2010; 1050 PVR units during the months of December, 2010 and January, 2011; and 1500 PVR units during the months of February through June, 2011.

(vii) All monthly caps for the existing PVR unit design shall cease to exist as of June 30, 2011.

Kogeto will pay Teachscape a one-time sublicense fee of $20 for each sublicense of the Teachscape Viewer Software under Section 10.2 sold by Kogeto to a third party and user outside of the Educational Services Sector **(one sublicense fee for each PVR unit sold by Kogeto which includes Teachscape Viewer Software to a third party outside of the Educational Services Sector).** A sublicense fee will not be assessed for PVR units sold without Teachscape Viewer Software. The decision of whether to sell PVR units with or without Teachscape Viewer Software will be made at Kogeto's sole discretion. Kogeto agrees to pay Teachscape thirty (30) days after receipt and acceptance by Kogeto of a proper invoice from Teachscape. Invoices paid after 30 days will be subject to a 5% late fee. Invoices paid after 60 days will be subject to a 7.5% late fee.

8.2 Teachscape shall make payment to Kogeto via electronic funds transfer, ACH method, instead of using checks. Kogeto agrees to cooperate fully with Teachscape in providing all required depository financial institution information and to authorize Teachscape to make such ACH payments.

8.3 In the event of a disputed invoice item(s), Teachscape agrees to pay Kogeto for all non-disputed invoice items within thirty (30) calendar days, but may withhold payment for any disputed item(s) after providing Kogeto with written notice identifying such disputed item(s) and the intent to withhold payment for such item(s). Kogeto and Teachscape will use their best efforts to resolve disputes within thirty (30) days of such notice, while processing payment for the undisputed portion of the invoice under discussion.

8.4 All Kogeto travel arrangements required to perform the Contract services shall be included in the price of services and shall not be the subject of separate funding or billing.

8.5 Kogeto LLC invoices shall be addressed as follows:

Teachscape Incorporated
71 Stevenson St., Fifth Floor
San Francisco, California 94103
Attention: Ken Cucarola, SVP & CFO
Ken.cucarola@teachscape.com

9. <u>Proprietary and Confidential Information and Property:</u>

9.1 All confidential financial, statistical, personal, technical, and other data disclosed by one of the parties (hereinafter "Discloser") to the other party (hereinafter "Recipient"), in written or tangible form and labeled as "confidential" or is in oral form, is identified as "confidential" when first disclosed and is confirmed to be confidential, in writing, within twenty (20) days of oral disclosure, for the purpose of carrying out the services under this Contract ("Confidential Information"), must be protected by Recipient from unauthorized use and disclosure. Recipient agrees to protect Discloser's Confidential Information using the same degree of care, but no less than a reasonable degree of care, that Recipient uses to protect its own confidential information of a like nature.

9.2 The foregoing obligations and responsibilities shall not apply to Confidential Information that;

A. is publicly known at the time of its disclosure or becomes publicly known after its disclosure other than by

breach hereof by Recipient;

B. is lawfully received by Recipient from a third party not known by Recipient to be under an obligation of confidentiality to Discloser;

C. is published or otherwise made known to the public by Discloser;

D. was generated by Recipient independently without use of or reliance on Discloser's Confidential Information; or

E. is the subject of a court order or other legal obligation requiring disclosure, provided Recipient promptly notifies Discloser of such court order or other obligation.

9.4 Recipient must immediately notify Discloser if a third party requests or subpoenas Confidential Information related to this Contract. Recipient must not release such Confidential Information except as required by such above referenced court order or other legal obligation, without Discloser's prior written approval.

9.5 Upon termination of this Contract or upon thirty (30) days written notice, Recipient agrees to return any Confidential Information, including all Confidential Information contained in physical media on which such information was received from Discloser, with a Certification confirming that any copies thereof have been returned or destroyed.

9.6 The obligations of this section shall survive for a period of ten (10) years from termination or expiration of this Contract.

10. Ownership:

10.1 Intellectual Property. Kogeto acknowledges and agrees that, subject to the license granted to Kogeto pursuant to Section 10.2, Teachscape shall own all right, title, and interest in and to any and all software Intellectual Property created, developed, conceived of or reduced to practice, including (subject to the last sentence of this Section 10.1, and Section 10.2(b) below) derivative works, whether now in existence or created in the future, in the Teachscape Viewer Software and the source code associated with the Teachscape Viewer Software whether created, developed, conceived of or reduced to practice by Teachscape or Kogeto. For its part, Teachscape acknowledges and agrees to irrevocably waive any and all statutory and common law "shop rights" (as well as any contractual (or other) rights which may have arisen or which may exist in connection with or relate to Jeffrey Glasse's prior employment with Teachscape and/or its affiliates) over ownership of the original PVR design in exchange for Kogeto's knowing and voluntary agreement to not directly or indirectly market, design, build, sell, or advise any entity in the Educational Services Sector (other than Teachscape) regarding any PVR hardware, including the PVR units delivered pursuant to this agreement or its successor designs during the term of this Contract. This mutual forbearance is not intended to act as a limitation on Kogeto's right or ability to offer any PVR designs or services to any other business sector outside of the Educational Services Sector. Teachscape acknowledges and agrees that Kogeto shall own all right, title, and interest in and to any and all software Intellectual Property independently developed by Kogeto for use with PVR units to be sold by Kogeto to Kogeto's customers.

10.2 Teachscape License. In consideration of the agreements set forth in this Contract, Teachscape hereby grants to Kogeto:

(a) a non-exclusive, worldwide, royalty fee license to the Teachscape Viewer Software for Kogeto's use of such software in PVR units for continuing the development of the capabilities of the Kogeto PVR units for the Educational Services Sector and in other markets; and

(b) in connection with the sale of any PVR units outside the Educational Services Sector, a worldwide right to sublicense the Teachscape Viewer Software to PVR unit customers; it being understood that any such sublicense shall be made pursuant to a customary reasonable end-user license to be furnished by Teachscape. Unless extended by written agreement of both parties, this right to sublicense will be exclusive until June 30, 2011, and thereafter for the remaining portion of the term of this Contract, be non-exclusive. Kogeto acknowledges and agrees that Kogeto is not granted a right to use or sublicense the Teachscape Educational Application Software, and that Teachscape owns all right, title, and interest in and to any and all Intellectual Property created, developed, conceived of or reduced to practice, including derivative works, whether now in existence or created in the future, in the Teachscape Educational Application Software; it being understood that Kogeto shall be free to independently develop (or independently license or purchase from third parties) other software for the capture, compression and uploading of data in connection with the functioning of PVR units.

10.3 Any sublicense granted by Kogeto to its customers outside of the Educational Services Sector pursuant to Section 10.2 during the term of this Contract or any renewal period hereof shall survive termination of this Contract.

11. General Representations:

11.1 The parties each represent to the other that:

A. it has the power and authority to enter into and perform this Contract, which, when executed,

(1) will be its valid and binding obligation, enforceable against it in accordance with its terms and (2) not result in a default under, or conflict with the terms of, or breach of any other agreement or instrument binding upon it or its properties or assets; and,

B. this Contract and the SOW are true, complete, and accurate in all material respects, and do not contain any untrue statement of a material fact and do not omit to state any material fact necessary in order to prevent the statements from being misleading.

11.2 Kogeto represents to Teachscape that:

A. it has the necessary legal rights to perform the services and deliver the products hereunder;

B. Teachscape shall not be liable for intellectual property infringement claims of third parties with respect to the PVR Unit hardware and/or its firmware component and its interaction with the PVR Unit hardware and the Teachscape Viewer Software;

C. the Contract deliverables shall be rendered with reasonable promptness and diligence and shall be executed in a workmanlike manner, in accordance with the practices and high professional standards used in similar, well-managed organizations performing manufacturing deliverables similar to the manufacturing deliverables hereunder;

D. it shall use qualified individuals with suitable training, education, experience, and skill to perform the required deliverables.

E. the production PVR units and Dedicated Capture Stations sold hereunder shall be warranted against material, workmanship, or specification compliance defects for a period of 12 months from delivery to Teachscape or Teachscape's customer (in the case of drop shipments to customers).

11.3 Teachscape represents and covenants to Kogeto that:

A. Teachscape will provide task support as may be required to permit Kogeto to perform its obligations under the SOW in a timely manner and as otherwise may be consistent with industry standards.

B. Unless agreed in writing by both parties to be extended, from the Effective Date of this Contract to June 30, 2011, Teachscape will not contract with any other entity to purchase PVR units (or functionally equivalent products), **provided that** Kogeto does not endanger progress against scheduled Contract milestones, or refuses to sell ordered units, or breaches any material provision herein.

C. Kogeto shall not be liable for intellectual property infringement claims of third parties with respect to functionality solely provided by the Teachscape View Software or Teachscape Educational Application Software.

D. It has the necessary legal rights to perform the Services, grant the licenses and sublicense, and deliver the products hereunder.

11.4 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER KOGETO NOR TEACHSCAPE MAKE ANY WARRANTY, EXPRESS, STATUTORY OR IMPLIED, TO THE OTHER PARTY AND EACH PARTY EXPLICITLY DISCLAIMS THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

12. **Default and Cure of Breach:** In the event a default of any material obligation of Kogeto under this Contract remains uncured twenty (20) days after Kogeto's receipt of written notice of such default specifying such default in reasonable detail, pursuant to the terms of Section 18.3 hereof, Teachscape may terminate this Contract immediately and seek appropriate legal and equitable remedies. Nothing in this section shall limit or restrict Teachscape's "march-in" rights set forth in Section 3.6. In the event a default of any material obligation of Teachscape under this Contract remains uncured twenty (20) days after Teachscape's receipt of written notice of such default specifying such default in reasonable detail, pursuant to the terms of Section 18.3 hereof, Kogeto may terminate this Contract immediately and seek appropriate legal and equitable remedies.

13. **Indemnification:** The parties agree to indemnify and hold each other, their successors, assigns, trustees, officers, employees, and agents harmless from and against all actions, causes of action, on account of claims for injury and damages with respect to Contract work (including actual and reasonable attorneys' fees), whether

known or unknown, present or future, and that arise from or are connected with (a) the breach of any representation, warranty or covenant by the indemnifying party, (b) the indemnifying party's gross negligence except to the extent the losses directly arising from the subject acts, errors, and omissions are due to the sole negligence of the indemnified party, or the negligence or intentional misconduct of its employees or other agents while on the other party's premises, and/or (c) product liability, product defect, design, manufacturing, packaging or labeling defect, failure to warn, or relating to the formulation, manufacture, use or safety of the PVR units, and caused by the indemnifying party.

14. Insurance:

14.1 During the term of this Contract, Kogeto shall maintain a program of insurance sufficient to meet its obligations under this agreement, which includes the following insurance:

A. Commercial General Liability Insurance with a minimum limit of $1,000,000;

B. Workers' Compensation Insurance as required by the state in which the services will be performed;

C. Auto Liability/Physical Damage Insurance, covering all owned, hired and non-owned vehicles with a minimum limit of $1,000,000.

Prior to commencing work under this Contract, Kogeto shall provide written proof of insurance coverage in at least the amounts stated above to the designated Teachscape representative.

15. Latent Defects: Notwithstanding the acceptance, shipment, and payment for PVRs placed into service, Kogeto shall remain liable for any latent defects that arise during the 12 month warranty period. In the event of a latent defect causing repair or replacement of fielded units, Kogeto shall absorb the expense thereof and provide a written report detailing root cause and corrective action to the Teachscape representative as soon as practicable, but in no event later than 20 days following receipt of the allegedly defective unit by Kogeto.

16. Export Compliance: In the event that any manufactured PVR is to be exported out of the United States or its territories, Teachscape shall take responsibility for applying for an export license or exemption to license with the U.S. Department of Commerce.

17. Termination:

17.1 This Contract may be terminated for default of a material obligation by the party not in default. In the case of Teachscape, its principal material obligations are (a) to, in a timely fashion, pay for services and products contracted hereunder, (b) to license the Teachscape Viewer Software to Kogeto, and (c) subject to the terms of the Contract and subject to Section 11.3.B, to purchase PVR units on an exclusive basis from Kogeto in the Educational Services Sector. In the case of Kogeto, its principal material obligations are (a) to design, build and deliver in a timely fashion, products contracted hereunder and (b) to, subject to the terms of the Contract, not directly or indirectly market, design, build, sell, or advise any entity in the Educational Services Sector (other than Teachscape) regarding any PVR Unit hardware during the term of this Contract. Neither party may exercise its

default termination rights unless it first places the other party on notice via certified mail to the person and address specified in Section 18.3 below, setting forth the factual basis for the alleged default, and gives the other party twenty (20) calendar days to cure the alleged default. If after 20 days the default remains uncured, the non-defaulting party may terminate this Contract and/or move to seek its legal and equitable remedies.

17.2 Provided that Teachscape is not contractually obligated to purchase PVR units only from Kogeto, after June 30, 2011, Teachscape may terminate this Contract for convenience at any time by giving Kogeto thirty (30) days prior written notice of such intent to terminate. In such event, (A) Kogeto shall cease work and return all Teachscape's Confidential Information then in its possession; and (B) Teachscape shall reimburse Kogeto for all termination costs, stranded PVR inventory, and stranded contract manufacturer obligations (parts, work in process) pending at the point of termination, and shall pay for all then unpaid shipped orders, all in accordance with this Contract.

18. <u>Miscellaneous Provisions:</u>

18.1 Assignment:

This Contract is for professional manufacturing and engineering services that are unique and cannot be easily replicated. This Contract cannot be assigned by Kogeto during the first year of the term of the Contract without the prior written consent of Teachscape, which consent shall not be unreasonably withheld, delayed or conditioned, and cannot be assigned by Kogeto following the first year of the Contract to any competitor of Teachscape.

18.2 Publicity/Use of Name and Logo:

A. Kogeto is authorized to use Teachscape as a professional reference. However, except as otherwise required by law, any other use of Teachscape's name in connection with Kogeto's business or the subject matter of this Contract, for the purpose of advertising or promotion, is prohibited without the prior written consent of Teachscape. Kogeto agrees to submit proofs of any promotional materials to Teachscape for review and approval prior to going into production. Teachscape agrees to provide its approval or comments, within five (5) business days of receipt.

B. Kogeto may not make any statement or otherwise imply to donors, investors or media or the general public that the Bill and Melinda Gates Foundation directly funds the activities of Teachscape relative to this or any other Contract. Any use, including the use of web site display for same, of the Gates name and logos by Kogeto must have the prior written consent of the Gates Foundation, to be obtained by Teachscape on behalf of Kogeto.

C. If Kogeto wishes to issue a press release or report announcing this Contract, or otherwise use Teachscape or Gates' names or logos for advertising or publicity purposes, Kogeto shall contact Teachscape at least two weeks before the desired announcement or publication date. Kogeto agrees to obtain advance approval from Teachscape of any such press release.

D. Teachscape shall not use Kogeto's name, or any Kogeto logo or trademark in any promotional or other activities, without the prior written consent of Kogeto.

18.3 Notice:

Any notice or other communication required or permitted in this Contract will be in writing and will be deemed to have been duly given on the day of service if served personally or transmitted by facsimile machine or delivery service and addressed as follows or to such other address as a party will designate:

IF TO Kogeto:	Kogeto, LLC 154 Grand Street, Fifth Floor New York, NY 10013 Attention: Jeff Glasse PH: (917) 853-7563	FAX:
IF TO Teachscape:	Teachscape, Inc. 71 Stevenson St., Fifth Floor San Francisco, CA 94105 Attention: Ken Cucarola, SVP & CFO PH: (415) 369-3700	FAX:

18.4 Risk Allocation/Force Majeure:

Neither party shall be responsible for any failure to perform or delay in performing its obligations under this Contract where and to the extent such failure or delay results from natural or civil government causes beyond the reasonable control of either party. Such an event shall require the affected party to immediately inform the other party of the delay caused thereby, and work diligently to restore performance as soon as practicable under the circumstances of the Force Majeure event. In the event that performance cannot be resumed in a reasonable time, either party may terminate this Contract by written notice to the other party.

18.5 Compliance with Laws:

Kogeto agrees that in performing its services under this Contract, it will comply with all applicable laws, rules, and regulations now or hereafter in effect.

18.6 Waiver:

The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions or any other provisions.

18.7 Arbitration

A. The parties will use their best efforts to informally negotiate and privately settle any controversy arising out of their performance under this Contract as rapidly as possible on a fair and equitable basis. Should such efforts be unsuccessful, any controversy or claim arising out of or relating to this Contract, or the uncured breach thereof, may upon mutual agreement of the Parties, be settled by confidential and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in San Francisco, California, before a single arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

B. The parties agree that the arbitrator may award to the prevailing party actual and reasonable attorney's fees.

18.8 Survival after Expiration or Termination:

Notwithstanding the expiration or termination of this Contract or any renewal period hereof, it is acknowledged and agreed that those rights and obligations which by their nature are intended to survive such expiration or termination will survive including, without limiting the foregoing, the following sections:

A. Payment Section 8;

B. Proprietary and Confidential Information and Property, Section 9;

C. Ownership, Sections 10.1 and 10.3;

D. General Representations and Warranties, Section 11;

F. Indemnification, Section 13;

G. Termination, Section 17; and,

H. Miscellaneous Provisions, Section 18.

18.9 Applicable Law:

This Contract and performance hereunder will be construed and enforced in accordance with the laws of the State of California as a contract made and wholly performed therein, and without resort to its conflicts of laws principles..

18.10 Severability:

If any section of this Contract is determined by any court or tribunal of competent jurisdiction to be wholly or partially invalid, illegal, or unenforceable for any reason, such condition will not affect any other section of this Contract.

18.11 Section Headings:

The heading appearing at the beginning of the several sections making up this Contract have been inserted for identification and reference purposes only and will not be used in the construction and interpretation of this Contract.

18.12 Remedies:

All rights conferred under this Contract or by any other instrument or law will be cumulative and may be exercised singularly or concurrently.

18.13 Limitation of Actions:

Notwithstanding the California State statute of limitations rules then in effect, any arbitration, action, claim or other proceeding under this Contract must commence within two (2) years of the earlier of the date on which such cause of action or claim arose or the date of termination or expiration of this Contract.

18.14 Successors and Assigns:

This Contract will inure to the benefit of and are binding upon the parties hereto and their respective successors and permitted assigns.

18.15 Amendments:

This Contract may be amended, changed, or modified only in a writing signed by both parties.

18.16 Relationship of the Parties:

Each party is acting as an independent contractor and not as employee, agent, partner, or joint venturer with the other party for any purpose. Except as provided in this Contract, neither party will have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

18.17 Insolvency:

Either party may terminate this Contract if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceeding under any bankruptcy or insolvency law whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise.

19. **Entire Contract**

The parties agree that this Contract, including the attachments thereto, constitutes the complete and exclusive agreement between them as to the specific subject matter hereof.

IN WITNESS WHEREOF, the parties hereby intending to be legally bound have caused this Contract to be executed by their duly authorized representatives.

KOGETO LLC:

By: ______________________
(Signature)

Name: Jeff Glasse
(Printed)

Title: ______________________

Date: 10/11/10

TEACHSCAPE INCORPORATED

By: ______________________
(Signature)

Name: Mark Atkinson
(Printed)

Title: ______________________

Date: 10/11/10

ATTACHMENT A

Scope of Work

1.0 Scope of Work Summary

Kogeto shall furnish all labor, materials, facilities, and personnel to procure parts, assemble, manufacture, test, and integrate the Kogeto Panoramic Video Rig ("PVR unit") defined in Attachment B.

In performing such manufacturing services, Kogeto shall accept delivery orders from Teachscape while concurrently building an inventory of at least fifty (50) PVRs to meet Teachscape's forecasted demand, and permit rapid fulfillment of unforecasted orders, if necessary. Kogeto shall assign discrete serial numbers to each unit, and maintain segregated manufacturing and test records by serial number, which records shall be securely maintained in paper or electronic form for a period of five (5) years.

As will be more fully described in the Service Level Agreement, Kogeto shall provide a factory repair and failure analysis center to receive authorized factory returns and to coordinate rapid repair or replacement of allegedly defective fielded units. Kogeto shall also provide 90 days post-delivery customer support via telephone and e-mail, and shall provide field use training for school districts as authorized by Teachscape at a daily rate of $1500.00 per day, including expenses.

To the extent that Kogeto chooses to Contract for manufacturing services, it shall ensure that Teachscape has advance notice and approval rights over the choice of contract manufacturer, including but not limited to a joint site visit to the nominated contract manufacturer's facility.

2.0 Major Kogeto Tasks, Milestones, Deliverables and Deadlines

Key deliverables and milestones are presented in the table below. The Activity and Due Dates referenced below are estimates that reflect the initial Program Plan agreed to by the parties.

Table: Key Milestones & Deliverables

Testing plans finalized for production	October. 20, 2010
Have 50 PVR units of production in stock and ready for delivery to customers of Teachscape	Oct. 30, 2010
Effective December 1, 2010, Kogeto agrees to fulfill any orders of any size (subject to the provisions of Section 8.1) for Teachscape customers within thirty (30) days.	December 1, 2010

Attachment B
Initial Panoramic Video Rig Specification



PARALLEL BAR MECHANISM MAINTAINS LEVEL OF THE HEAD AUTOMATICALLY AT ANY HEIGHT. THE ACTION IS SPRING-ASSISTED AND DAMPED. SEE SHEET 2 FOR AN EXPLODED VIEW.

HEAD ASSEMBLY IS IDENTICAL TO CURRENT PROTOTYPE, BUT WILL BE REVISED TO ELIMINATE THE CNC ALUMINUM SUPPORT RING AND TO HOUSE THE LARGE SANYO HD CAMERA. SEE SHEET 3 FOR AN EXPLODED VIEW.

NOTE: THIS DRAWING SET REPRESENTS A CURRENT SNAPSHOT OF THE PROGRESS BEING MADE ON RE-DESINGING THE LUCY PRODUCT FOR MANUFACTURABILITY AND ASSEMBLY. THIS IS NOT A FINAL DESIGN.

BASE HOUSING IS IDENTICAL TO CURRENT PROTOTYPE, BUT WILL BE REVISED TO HOUSE THE LARGER BASE PIVOT, THE PLUG/POWER BOARD, AND TO SIMPLIFY ASSEMBLY. SEE SHEET 4 FOR AN EXPLODED VIEW.

LUCY HD	
TUNGSTEN INDUSTRIES	
Part #:	QTY:
Scale: 1:3	SHEET 1 OF 4



5
4
TORSION SPRINGS
PROVIDE MOTION ASSIST
WHEN THE UNIT IS DEPLOYED
FASTENERS ARE OMITTED BUT
WILL BE OFF THE SHELF US STANDARD
DIMENSIONS
6
7
RUBBER DISK PROVIDES
FRICTIONAL DAMPING TO
THE JOINT
3
2
1
REVISION OF THIS PART
IN BENT SHEET METAL IS IN
PROGRESS

ITEM NO.	PART NUMBER	QTY.
1	LUC01-PP06-3-1	1
2	LUC01-PP07-3-1	2
3	LUC01-PM02-3-1	1
4	LUC01-PM05	2
5	LUC01-PP08-3-1	2
6	LUC01-PM03-3-1	1
7	LUC01-PP16-3-1	2

NOTE: ADDITIONAL PART INFORMATION SUCH AS MATERIAL, FINISH, AND VENDORS ARE AVAILABLE IN THE SUPPLIED BOM

LUCY HD

TUNGSTEN INDUSTRIES

Part #: | QTY:

Scale: 1:3 | SHEET 2 OF 4



7
6
LOGO TO BE PAD PRINTED OR EQUIV.
2
8
4
9
5
3
PLUG/POWER BOARD WILL GO IN THIS SPACE
1

ITEM NO.	PART NUMBER	QTY.
1	LUC01-PP01-3-2	1
2	LUC01-PP02-3-2	1
3	LUC01-PB01-3-1	1
4	LUC01-PB02-3-1	1
5	LUC01-PP03-3-1	2
6	LUC01-PA01-3-1	1
7	LUC01-PA02-3-1	1
8	LUC01-PP04-3-1	1
9	LUC01-PP05-3-1	1

NOTE: ADDITIONAL PART INFORMATION SUCH AS MATERIAL, FINISH, AND VENDORS ARE AVAILABLE IN THE SUPPLIED BOM

LUCY HD

TUNGSTEN INDUSTRIES

Part #:	QTY:
Scale: 1:3	SHEET 3 OF 4



10
5
4
1
2
6
9
8
3
7

ITEM NO.	PART NUMBER	QTY.
1	LUC01-PP11-3-3	1
2	LUC01-PM04-3-2	1
3	LUC01-PP15-3-1	1
4	LUC01-PP09-3-1	1
5	LUC01-PP10-3-1	1
6	LUC01-PA04	2
7	LUC01-PP14-3-1	1
8	LUC01-PP12-3-1	1
9	LUC01-PP13-3-1	1
10	LUC01-PP17-3-1	1

NOTE: ADDITIONAL PART INFORMATION SUCH AS MATERIAL, FINISH, AND VENDORS ARE AVAILABLE IN THE SUPPLIED BOM

LUCY HD

TUNGSTEN INDUSTRIES

Part #:	QTY:
Scale: 1:3	SHEET 4 OF 4

Attachment C
Initial Teachscape Viewer Software Specification

The Teachscape Viewer Software functions together with PVR units to allow the capturing, compressing, uploading, storing, downloading, displaying and audio normalizing of panoramic video data captured by the PVR units on computer devices.

Attachment D
Documents Executed by Jeffrey Glasse

PROPRIETARY INFORMATION, INVENTIONS, AND CONFIDENTIALITY AGREEMENT

Feb 15, 2000

The following confirms an agreement between Educational Standards and Certifications, Inc., a Delaware corporation a/k/a Minerva (the "Company") and me, which is a material part of the consideration for my employment or continued employment by the Company:

1. I understand that the Company possesses and will possess Proprietary Information which is important to its business. "Proprietary Information" is information that was or will be developed, created or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business.*

2. I understand that the Company possesses or will possess Company Materials which are important to its business. "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others.**

3. In consideration of my employment or continued employment by the Company and the compensation received by me from the Company from time to time, I agree as follows:

---

* "Proprietary Information" includes, but is not limited to, information about layouts, algorithms, trade secrets, computer programs, designs, technology, ideas, know-how, processes, formulas, compositions, configurations, data, know-how, manuals, guides, marketing plans, strategies, forecasts, financial information, personnel information, copyrightable material, client and prospective client lists belonging to the Company, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, the salaries and terms of compensation of other Consultants, clients and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person.

** "Company Materials" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, client lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

ffny02\wenpa\309957.2

a. All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively "Rights") in connection therewith shall be the sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company except as may be necessary and appropriate in the ordinary course of performing my duties to the Company.

b. Any discovery, process, design, technology, device, or improvement in any of the foregoing or other ideas, whether or not patentable and whether or not reduced to practice, made or conceived by me (whether solely or jointly with others) which I develop entirely on my own time not using any of the Company's equipment, supplies, facilities, or trade secret information ("Personal Invention") is excluded from this Agreement provided that such Personal Invention (i) does not relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; and (ii) does not result from any work performed by me for the Company. All Personal Inventions, if any, whether patented or unpatented, which I made prior to my employment by the Company, are excluded from this Agreement. To preclude any possible uncertainty, I have set forth on Schedule A attached hereto a complete list of all of my prior Personal Inventions, including numbers of all patents and patent applications and a brief description of all unpatented Personal Inventions which are not the property of a previous employer. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior Personal Inventions. I will notify the Company in writing before I make any disclosure or perform work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any Personal Invention. In the event of my failure to give such notice, I will make no claim against the Company with respect to any such Personal Invention.

c. All Company Materials shall be the sole property of the Company. During my employment by the Company, I will not remove any Company Materials from the business premises of the Company or deliver any Company Materials to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. Immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; and (ii) my copy of this Agreement.

d. I will promptly disclose in writing to my immediate supervisor or to any persons designated by the Company, all inventions, improvements, works of authorship, trade secrets, technology, mask works, circuits, layouts, algorithms, computer programs, formulas, compositions, ideas, designs, processes, techniques, know-how and data, whether or not patentable ("Inventions") made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Company Inventions conceived, reduced to practice, or developed by me within six (6) months of

j. I may learn of, and/or it may be desirable or necessary for the Company to disclose to me, confidential information ("Confidential Information").*** I understand that Confidential Information is valuable and proprietary to the Company (or to third parties that have entrusted the Confidential Information to the Company).

k. I agree that, except as required by my employment with the Company or as required by court order, I will not at any time, directly or indirectly, use, publish, communicate, describe disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of the Company. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by me or others in violation of law or agreement) or that is disclosed to me by a third party under no obligation to keep such information confidential.

4. I agree that this Agreement is not an employment contract and that I have the right to resign and the Company has the right to terminate my employment at any time, for any reason, with or without cause.

5. I agree that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that as an Consultant of the Company I have obligations to the Company which are not set forth in this Agreement.

6. I agree that any subsequent change or changes in my employment duties, salary or compensation or, if applicable, in any Employment Agreement between the Company and me, shall not affect the validity or scope of this Agreement.

7. I agree that my obligations under paragraphs 3(a) through 3(k) of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

8. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of [New York] [California] without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in

*** "Confidential Information" means and includes, without limitation, customer lists, lists of potential customers and details of agreements with customers; acquisition, expansion, marketing, financial and other business information and plans of the Company; research and development; data relating to the Company's business; computer programs and related databases and specifications; the identity of specialized consultants and contractors and Confidential Information developed by them for the Company; special customer needs, cost and pricing data; Consultant information (including without limitation personnel, payroll, compensation and benefit data and plans); teaching methods, policies, and ideas; any Rights contained therein; and any of the foregoing contained in Company Material.

accordance with its terms.

9. This Agreement shall be effective as of the date I execute this Agreement and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

10. This Agreement can only be modified by a subsequent written agreement executed by the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Dated:

____
Consultant

Accepted and Agreed to:

Company

By______________________________

ffny02\wenpa\309957

ATTACHMENT A

Educational Standards and Certifications, Inc.
(a/k/a Minerva)

Ladies and Gentlemen:

1. The following is a complete list of Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to clarify are not subject to the Company's Consultant Proprietary Information And Inventions Agreement.

____ No Inventions

____ See below:

____ Additional sheets attached

2. I propose to bring to my employment the following materials and documents of a former employer:

____ No materials or documents

____ See below:

____ Additional sheets attached

Date: ______________, 2000

____
Consultant

ffny02\wenpa\[illegible]

KH

CONFIDENTIALITY AGREEMENT, dated as of FEB 19, 2000, between EDUCATIONAL STANDARDS AND CERTIFICATIONS, INC. and Jeff Glasse

WHEREAS, in connection with the evaluation of proposed transactions (the "Transactions"), the parties intend to provide each other or their respective shareholders, officers, directors, employees, agents and representatives (including attorneys, accountants and financial advisors who will assist each respective party in its evaluation of the Transactions)(collectively, "Agents") with non-public, confidential or proprietary information (such information, together with analyses, compilations, studies or other documents prepared by the recipient or its Agents which contain or otherwise reflect such information, in any event whether written or oral and in any medium whatsoever, being referred to herein as "Confidential Information").

NOW, THEREFORE, in consideration of the mutual promises herein, the parties agree as follows:

1. Confidential Information. Each party (the "Recipient") that receives Confidential Information from the other party (the "Provider") will, and will cause its Agents to, keep such Confidential Information confidential and shall not, except as hereinafter expressly provided, without the Provider's prior written consent, publish, disclose or otherwise make accessible the Confidential Information, in any manner whatsoever, in whole or in part, and shall not use the Confidential Information for any purpose, other than in connection with the Transaction. The Recipient shall be responsible for any breach of this Agreement by its Agents.

2. Non-Disclosure of this Agreement. Without the prior written consent of the other party, neither party nor its Agents will disclose to any person the existence of this Agreement, that the Confidential Information has been made available to the Recipient or its Agents, that the Recipient is currently reviewing the Confidential Information, that discussions or negotiations are taking place concerning the Transaction, or any of the terms or conditions of the Transaction, except as provided in paragraph "4" hereof.

3. Exceptions to Non-Disclosure Obligation. This Agreement shall not apply to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by the Recipient or its Agents; (ii) become available to the Recipient on a non-confidential basis from a source other than the Provider in a manner provided that the source of such information is not known by the Recipient or its Agents to be bound by a confidentiality agreement with the Provider or a fiduciary obligation of confidentiality to the Provider; or (iii) are known to the Recipient on a non-confidential basis prior to the Confidential Information's disclosure to the Recipient or its Agents hereunder.

4. Governmental Proceedings. In the event that the Recipient or its Agents or anyone to whom the Recipient or its Agents communicate the Confidential Information pursuant hereto become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or otherwise) to disclose any of the Confidential Information, the Recipient will provide the Provider with prompt notice so that the Provider may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that a protective order or other remedy is not obtained, or that the Provider waives compliance with the provisions of this Agreement, the Recipient or its Agents, without any liability hereunder, will furnish only that portion of the Confidential Information which your counsel advises the Recipient in writing must legally be disclosed, will give the Provider advance written notice of the information to be disclosed as far in advance of its disclosure as is practical, and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

5. Return of Confidential Information. If no Transaction is consummated or at any time upon the Provider's request, the Confidential Information and all copies thereof, including that portion of the Confidential Information which consists of studies or other documents prepared by the Recipient or its Agents, will be returned promptly to the Provider (or with its consent, destroyed) upon its request without the Recipient retaining any copies thereof. Any such destruction will be confirmed in writing.

JG KH

6. No Warranties. The Recipient hereby acknowledges that the Provider is not making any representation or warranty (express or implied) as to the accuracy or completeness of any Confidential Information, and the Recipient hereby agrees to assume full responsibility for all conclusions the Recipient derives from the Confidential Information. The Provider hereby expressly disclaims any and all liability that may be based, in whole or in part, on any Confidential Information, errors therein or omissions therefrom.

7. No Waiver, Etc. No term or provision of this Agreement shall be deemed waived, and no breach excused, unless such waiver or consent shall be in writing and signed by the party against which enforcement is sought. Any such consent or waiver shall not constitute a consent to, waiver of, or excuse for, any other, different or subsequent breach. No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of each of the parties.

8. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect and enforced to the fullest extent permitted by law, and if any provision is in applicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

9. Counterparts, etc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Entire Agreement. All prior agreements and understandings between the parties with respect to the subject matter of this Agreement shall be superseded hereby.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EDUCATIONAL STANDARDS AND CERTIFICATIONS, INC.

By____________________________

Name: MARK ATKINSON
Title: President

AND

____
Name:

TEACHSCAPE, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (NON-CALIFORNIA EMPLOYEES)

In consideration of my employment or continued employment by **TEACHSCAPE, INC.** (the "**Company**"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's and/or its affiliates' Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term "**Proprietary Information**" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its affiliates. By way of illustration but not limitation, "**Proprietary Information**" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "**Inventions**"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has 1received and in the future will receive from third parties confidential or proprietary information ("**Third Party Information**") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, except to the extent that such confidential information or trade secrets relate to any asset assigned to or owned by the Company, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

2.1 Proprietary Rights. The term "**Proprietary Rights**" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on *Exhibit A* (Prior Inventions) attached hereto a complete list of all Inventions that I have, alone or

KY

jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "**Prior Inventions**"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in *Exhibit A* but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on *Exhibit A* for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3 **Assignment of Inventions.** Subject to Section 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "**Company Inventions.**"

2.4 **RESERVED**

2.5 **Obligation to Keep Company Informed.** During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.

2.6 **Government or Third Party.** I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7 **Works for Hire.** I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8 **Enforcement of Proprietary Rights.** I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. **RECORDS.** I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be

KM

required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. **ADDITIONAL ACTIVITIES.** I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. **NO CONFLICTING OBLIGATION.** I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. **RETURN OF COMPANY DOCUMENTS.** When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7. **LEGAL AND EQUITABLE REMEDIES.** Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. **NOTICES.** Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. **NOTIFICATION OF NEW EMPLOYER.** In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. **GENERAL PROVISIONS.**

10.1 **Governing Law; Consent to Personal Jurisdiction.** This Agreement will be governed by and construed according to the laws of the State of New York, as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York County, New York for any lawsuit filed there against me by the Company arising from or related to this Agreement.

10.2 **Severability.** In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 **Successors and Assigns.** This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4 **Survival.** The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7 Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company..

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Date: 8/23/05

(Signature)

8/23/05 Jeffrey Glesse

(Printed Name)

ACCEPTED AND AGREED TO:

TEACHSCAPE, INC.

By:____________________

Title:____________________

335 W. 16th Street
New York, NY 10011

Date:____________________

JM KM

EXHIBIT A

PRIOR INVENTIONS

TO: TEACHSCAPE, INC.

FROM: Scott Glenn

DATE: 8/23/05

SUBJECT: Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by TEACHSCAPE, INC. (the "**Company**") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒ No inventions or improvements.

☐ See below:

____

____

____

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.			
2.			
3.			

☐ Additional sheets attached.

[signature] KH